Exhibit 14.2

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (“Agreement”) is made and entered into as of this 27th day of June, 2005, by and between Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”), and , a director and/or officer of the Company (the “Executive”).

BACKGROUND

The Company recognizes that it is essential to retain and attract as officers and directors the most capable persons available and that growth in corporate litigation subjects officers and directors to significant litigation risks and the potential for significant personal liability. In addition, the vagaries of public policy and the interpretation of the Florida Business Corporation Act, court opinions, and the Company’s articles of incorporation and bylaws are often ambiguous, conflicting, and/or uncertain, and therefore they fail to provide the Company’s officers and directors with adequate or reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties for the Company or by reason of their status as officers and/or directors. The Company also recognizes that the statutory indemnification provisions of the Florida Business Corporation Act and the indemnification provisions contained in the Company’s bylaws expressly provide that they are non-exclusive. The Executive does not regard the protections available under such provisions adequate in the present circumstances and considers it necessary and desirable to his service as an officer or director of the Company to have adequate protection. Accordingly, the Company is willing to enter into this Agreement with the Executive, and the Executive is willing to continue serving as an officer or director of the Company in exchange for the assurances contained in this Agreement.

For the reasons recited above and in consideration of the respective covenants contained in this Agreement, the parties agree as follows:

1. Certain Definitions. The following terms as used in this Agreement shall be defined as follows:

a. “Action(s)” shall include, without limitation, any potential, threatened, pending, or completed action, claim, litigation, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, whether predicated on foreign, Federal, state, or local law, whether brought under or predicated upon the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and their respective state counterparts and any rule or regulation promulgated thereunder, whether a Derivative Action and whether formal or informal, including any privately conducted negotiations.

b. “Affiliate” shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust, or other similar enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

c. “Authority” shall mean the panel of arbitrators or independent legal counsel selected under Paragraph 5 of the Agreement.

d. “Breach of Duty” shall mean the Executive breached or failed to perform his duties to the Company or an Affiliate, as the case may be, and the Executive’s breach of or failure to perform those duties constitutes:

(1) a violation of criminal law, unless the Executive had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

(2) a breach of “duty of loyalty” (as defined herein) to the Company or its shareholders;

(3) with respect to securities law actions, acts or omissions not in “good faith” (as further defined herein);

(4) gross negligence, fraudulent or reckless misconduct, or a knowing violation of the law;

(5) a violation of Section 607.0834, Florida Statutes, or any successor provisions;

(6) a transaction from which the Executive derived an improper personal benefit (which shall mean an improper personal financial profit unless such profit is determined to be immaterial in light of all the circumstances); or

(7) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder of the Company.

In determining whether the Executive has acted or omitted to act otherwise than in “good faith,” as such term is used herein, the Authority, or the court, shall determine solely whether the Executive (i) in the case of conduct in his “official capacity” (as defined herein) with the Company, believed in the exercise of his business judgment, that his conduct was in the best interests of the Company; and (ii) in all other cases, reasonably believed that his conduct was at least not opposed to the best interests of the Company.

e. “Derivative Action” shall mean any Action brought by or in the right of the Company and/or an Affiliate.

f. “Duty of loyalty” shall mean a breach of fiduciary duty by the Executive that constitutes a willful failure to deal fairly with the Company or its shareholders in connection with a transaction in which the Executive has a material undisclosed personal conflict of interest.

g. “Expenses” shall include, without limitation, any and all expenses, fees, costs, charges, attorneys’ fees and disbursements, other out-of-pocket costs, reasonable compensation for time spent by the Executive in connection with the Action for which he or she is not otherwise compensated by the Company, any Affiliate, any third party or other entity, and any and all other direct and indirect costs of any kind or nature whatsoever.

h. “Liabilities” shall include, without limitation, judgments, amounts incurred in settlement, fines, penalties, and, with respect to any employee benefit plan, any excise tax or penalty incurred in connection therewith, and any and all liabilities of every kind or nature whatsoever.

i. “Official capacity” shall mean the office of director or officer of the Company, membership on any committee of directors, any other offices of the Company held by the Executive and any other employment or agency relationship between the Executive and the Company and “official capacity,” as such term is used herein, shall not include service for any Affiliate or other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

j. “Statute” shall mean Section 607.0850, Florida Statutes, or any successor provision(s).

k. “Termination Date” shall mean the date the Executive ceases, for whatever reason, to serve as a director or in an employment relationship with the Company or any Affiliate.

2. Agreement to Serve. In consideration of the indemnity given by the Company as set forth in Paragraph 3 and the other obligations of the Company as set forth in this Agreement, the Executive hereby covenants and agrees to continue or commence serving the Company and/or any Affiliate, at the will of the Company or under separate contract, as the case may be, as an officer and/or director thereof; provided, however, that nothing contained in this Agreement shall create or constitute a contract of employment between the Company and the Executive and the termination of the Executive’s relationship with the Company and/or any Affiliate by either party hereto shall not be restricted by this Agreement.

3. Indemnity.

a. In consideration of the covenant and agreement set forth in Paragraph 2 and the consideration set forth in the background section of this Agreement, in all cases other than those set forth in Paragraph 3b hereof, the Company hereby covenants and agrees, subject to the conditions and limitations set forth hereinafter in this Paragraph 3 and elsewhere in this Agreement, to indemnify and hold the Executive harmless if he or she is or was a party, or is threatened to be made a party, to any Action by reason of his status as, or the fact that he or she is or was or has agreed to become, a director or officer of the Company, or is or was serving or has agreed to serve as a director or officer of an Affiliate, or as to acts performed in the course of the Executive’s duty to the Company and/or to an Affiliate, against Liabilities and reasonable Expenses incurred by or on behalf of the Executive in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement, or appeal of any Action, provided, that it is not determined by the Authority pursuant to Paragraph 5 that the Executive has engaged in misconduct that constitutes a Breach of Duty.

b. To the extent the Executive has been successful on the merits or otherwise in connection with any Action, including, without limitation, the settlement, dismissal, abandonment, or withdrawal of any such Action where the Executive does not pay, incur, or assume any material Liabilities, or in connection with any claim, issue, or matter therein, he or she shall be indemnified by the Company against reasonable Expenses incurred by or on behalf of him or her in connection therewith. The Company shall pay such Expenses to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Paragraph 4), or to such other person or entity as the Executive may designate in writing to the Company, within ten days after the receipt of the Executive’s written request therefor, without regard to the provisions of Paragraph 5. If the Company refuses to pay such requested Expenses, the Executive may petition a court to order the Company to make such payment pursuant to Paragraph 6.

c. Notwithstanding any other provisions contained in this Agreement to the contrary, the Company shall not:

(1) indemnify, contribute, or advance Expenses to the Executive with respect to any Action initiated or brought voluntarily by the Executive and not by way of defense, except with respect to Actions:

(A) brought to establish or enforce a right to indemnification, contribution or an advance of Expenses under Paragraph 6 of this Agreement or under the Statute as it may then be in effect or any other applicable statute or law or otherwise as required;

(B) initiated or brought voluntarily by the Executive to the extent the Executive is successful on the merits or otherwise in connection with such Action in accordance with and pursuant to Paragraph 3b of this Agreement; or

(C) as to which the Board determines it is appropriate.

(2) indemnify the Executive against judgments, fines, or penalties incurred in a Derivative Action if the Executive is finally adjudged liable to the Company by a court (unless the court before which such Derivative Action was brought determines that the Executive is fairly and reasonably entitled to indemnity for any or all of such judgments, fines, or penalties); or

(3) indemnify the Executive under this Agreement for any amounts paid in settlement or any Action effected without the Company’s written consent.

The Company shall not settle any Action in any manner that would impose any Liabilities or other kind of limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive shall unreasonably withhold its, his, or her consent to any proposed settlement.

d. The Executive’s conduct with respect to an employee benefit plan sponsored by or otherwise associated with the Company or an Affiliate for a purpose he or she reasonably believed to be in the interests of the participants in and beneficiaries of such plan is conduct that does not constitute a Breach of Duty.

4. Advance Payment of Expenses.

a. The Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, in advance of the final disposition or conclusion of any Action (or claim, issue, or matter associated with such Action) the Executive’s reasonable Expenses incurred by or on behalf of the Executive in connection with such Action (or claim, issue, or matter associated with any such Action), within ten days after the receipt of Executive’s written request therefor; provided, the following conditions are satisfied:

(1) the Executive has first requested an advance of such Expenses in writing (and delivered a copy of such request to the Company) from the insurance carrier(s), if any, to whom a claim has been reported under an applicable insurance policy purchased by the Company and each such insurance carrier, if any, has declined to make such an advance;

(2) the Executive furnishes to the Company an executed written statement affirming the Executive’s good faith belief that he or she has not engaged in misconduct constituting a Breach of Duty; and

(3) the Executive furnishes to the Company an executed written agreement to repay any advances made under this Paragraph 4 if it is ultimately determined that he or she is not entitled to be indemnified by the Company for such Expenses pursuant to this Agreement.

b. If the Company makes an advance payment of Expenses to the Executive pursuant to this Paragraph 4, the Company shall be subrogated to every right of recovery the Executive may have against any insurance carrier from whom the Company has purchased insurance for such purpose.

5. Determination of Right to Indemnification.

a. Except as otherwise set forth in this Paragraph 5 or in Paragraph 3c, any indemnification to be provided to the Executive by the Company under Paragraph 3a of this Agreement upon the final disposition or conclusion of any Action, or a claim, issue, or matter associated with any such Action, unless otherwise ordered by a court, shall be paid by the Company to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Paragraph 4), or to such other person or entity as the Executive may designate in writing to the Company within 60 days after the receipt of Executive’s written request therefor. Such request shall include an accounting of all amounts for which indemnification is being sought. No further corporate authorization for such payment shall be required other than this Paragraph 5a.

b. Notwithstanding the foregoing, the payment of such requested indemnifiable amounts pursuant to Paragraph 3a may be denied by the Company if:

(1) the Board by a majority vote thereof determines that the Executive engaged in misconduct that constitutes a Breach of Duty; or

(2) a majority of the Board are party in interest to such Action.

c. In either event of nonpayment described in Paragraph 5b, the Board shall immediately authorize and direct, by resolution, that an independent determination be made as to whether the Executive engaged in misconduct that constitutes a Breach of Duty, and therefore, whether indemnification of the Executive is proper pursuant to this Agreement. Such independent determination shall be made, at the option of the Executive, by (i) a panel of three arbitrators (selected as set forth in Paragraph 5e from the panels of arbitrators of the American Arbitration Association) in Tampa, Florida, in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association or (ii) an independent legal counsel mutually selected by the Executive and the Board by a majority vote of a quorum thereof consisting of directors who were not parties in interest to such Action (or, if such quorum is not obtainable, by a majority vote of the entire Board).

d. In any such determination there shall exist a rebuttable presumption that the Executive has not engaged in misconduct that constitutes a Breach of Duty, and therefore, is entitled to indemnification pursuant to this Agreement. The burden of rebutting such presumption by clear and convincing evidence shall be on the Company and any other party challenging such indemnification.

e. If a panel of arbitrators is to be employed hereunder, one of such arbitrators shall be selected by the Board by a majority vote of a quorum thereof consisting of directors who were not parties in interest to such Action (or, if such quorum is not obtainable, by an independent legal counsel chosen by a majority vote of the entire Board), the second by the Executive, and the third by the previous two arbitrators.

f. The Authority shall make its independent determination hereunder within 60 days of being selected and shall simultaneously submit a written opinion of its conclusions to the Company and the Executive.

g. If the Authority determines that the Executive is entitled to be indemnified for any amounts pursuant to this Agreement, the Company shall pay such amounts to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Paragraph 4), including interest thereon as provided in Paragraph 8c, or to such other person or entity as the Executive may designate in writing to the Company, within ten days of receipt of such opinion.

h. The Expenses associated with the indemnification process set forth in this Paragraph 5, including, without limitation, the Expenses of the Authority selected hereunder, shall be paid by the Company.

6. Court-Ordered Indemnification and Advance for Expenses.

a. The Executive may, either before or within two years after a determination, if any, has been made by the Authority, petition the court before which such Action was brought or any other court of competent jurisdiction to determine whether or not he or she has engaged in misconduct that constitutes a Breach of Duty and is entitled to indemnification under this Agreement. Such court shall thereupon have the exclusive authority to make such determination unless and until such court dismisses or otherwise terminates such proceeding without having made such determination.

b. The court shall make its independent determination irrespective of any prior determination made by the Authority, provided, that there shall exist a rebuttable presumption that the Executive has not engaged in misconduct that constitutes a Breach of Duty, and therefore, is entitled to indemnification pursuant to the provisions of this Agreement. The burden of rebutting such presumption by clear and convincing evidence shall be on the Company or such other party challenging such indemnification.

c. If the court determines that the Executive has engaged in misconduct that constitutes a Breach of Duty, it may nonetheless order indemnification to be paid by the Company if it determines that the Executive is fairly and reasonably entitled to indemnification in view of all of the circumstances of such Action.

d. If the Company does not (i) advance requested Expenses to the Executive within ten days of the Executive’s compliance with Paragraph 4; or (ii) indemnify the Executive with respect to requested Expenses under Paragraph 3b within ten days of Executive’s written request therefor, the Executive may petition the court before which such Action was brought, if any, or any other court of competent jurisdiction to order the Company to pay such reasonable Expenses immediately. Such court, after giving any notice the court considers necessary, shall order the Company to pay such Expenses if it determines that the Executive has complied with the applicable provisions of Paragraph 4 or 3b, as the case may be.

e. If the court determines that the Executive is entitled to be indemnified for any Liabilities or Expenses, or to receive the advancement of Expenses, pursuant to this Agreement, unless otherwise ordered by such court, the Company shall pay such Liabilities and Expenses to the Executive (net of all Expenses, if any, previously advanced to the Executive pursuant to Paragraph 4), including reasonable interest thereon as provided in Paragraph 8c, or to such other person or entity as the Executive may designate in writing to the Company, within ten days of the rendering of such determination.

f. The Executive shall pay all Expenses incurred by the Executive in connection with any judicial determination provided in this Paragraph 6, unless it shall ultimately be determined by the court that he or she is entitled, in whole or in part, to be indemnified by, or to receive advances from, the Company as authorized by this Agreement. All Expenses incurred by the Executive in connection with any subsequent appeal of any judicial determination provided for in this Paragraph 6 shall be paid by the Executive regardless of the disposition of such appeal.

7. Termination of an Action Nonconclusive. The adverse termination of any Action against the Executive by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the Executive has engaged in misconduct that constitutes a Breach of Duty.

8. Partial Indemnification; Reasonableness; Interest.

a. If it is determined by the Authority, or by a court, that the Executive is entitled to indemnification as to some claims, issues, or matters, but not as to other claims, issues or matters, involved in any Action, the Authority, or the court, shall authorize the reasonable proration and payment by the Company of such Liabilities and reasonable Expenses, with respect to which indemnification is sought by the Executive, among such claims, issues, or matters as the Authority, or the court, shall deem appropriate in light of all of the circumstances of such Action.

b. If it is determined by the Authority, or by a court, that certain Expenses incurred by the Executive are for whatever reason unreasonable in amount, the Authority, or the court, shall nonetheless authorize indemnification to be paid by the Company to the Executive for such Expenses as the Authority, or the court, shall deem reasonable in light of all of the circumstances of such Action.

c. The Company shall pay interest to the Executive, to the extent deemed appropriate by the Authority, or a court, at a reasonable interest rate, for amounts that the Company indemnifies or advances to the Executive.

9. Insurance; Subrogation.

a. The Company may purchase and maintain insurance on behalf of the Executive against any Liability or Expense asserted against him or her or incurred by or on behalf of him or her in such capacity as an executive or other employee or agent of the Company or of an Affiliate, or arising out of his status as such, whether or not the Company would have the power to indemnify him or her against such Liability or advance of Expenses under the provisions of this Agreement or under the Statute as it may then be in effect. Except as expressly provided herein, the purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Company and the Executive under this Agreement and the execution and delivery of this Agreement by the Company and the Executive shall not in any way be construed to limit or affect the rights and obligations of the Company and of the other party or parties thereto under any such policy or agreement of insurance.

b. If the Executive shall receive payment from any insurance carrier or from the plaintiff in any Action against the Executive in respect of indemnified amounts after payments on account of all or part of such indemnified amounts have been made by the Company pursuant to this Agreement, the Executive shall promptly reimburse the Company for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Company to the Executive exceeds such indemnified amounts, provided, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as co-insurance, retention, or deductible amounts, shall not be deemed to be payments to the Executive hereunder.

c. In addition, upon payment of indemnified amounts under this Agreement, the Company shall be subrogated to the Executive’s right against any insurance carrier in respect of such indemnified amounts and the Executive shall execute and deliver any and all instruments and documents and perform any and all other acts or deeds that the Company deems necessary or advisable to secure such rights. The Executive shall do nothing to prejudice such rights of recovery or subrogation.

10. Witness Expenses. The Company shall pay in advance or reimburse any and all reasonable Expenses incurred by the Executive in connection with his appearance as a witness in any Action at a time when he or she has not been formally named a defendant or respondent to such an Action, within ten days after the receipt of the Executive’s written request therefor.

11. Contribution.

a. Subject to the limitations of this Paragraph 11, if the indemnity provided for in Paragraph 3 of this Agreement is unavailable to the Executive for any reason whatsoever, the Company, in lieu of indemnifying the Executive, shall contribute to the amount incurred by or on behalf of the Executive, whether for Liabilities or for reasonable Expenses in connection with any Action, in such proportion as is deemed fair and reasonable by the Authority, or by a court, in light of all of the circumstances of such Action in order to reflect:

(1) the relative benefits received by the Company and the Executive as a result of the event(s) or transaction(s) giving cause to such Action; and/or

(2) the relative fault of the Company (and its other executives, employees and agents) and the Executive in connection with such event(s) or transaction(s).

b. The relative fault of the Company (and its other executives, employees and agents), on the one hand, and of the Executive, on the other hand, shall be determined by reference to among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such Liabilities and Expenses. The Company and the Executive agree that it would not be just and equitable if contribution pursuant to this Paragraph 11 were determined by pro rata allocation or any other method of allocation that does not take into account the foregoing equitable considerations.

c. The Executive shall not be entitled to contribution from the Company under this Paragraph 11 if it is determined by the Authority, or by a court, that the Executive engaged in misconduct that constitutes a Breach of Duty, unless a court otherwise determines.

d. The Company’s payment of, and the Executive’s right to, contribution under this Paragraph 11 shall be made and determined in accordance with, pursuant to and in the same manner as, the provisions in Paragraph 5 or 6 hereof, as applicable, relating to the Company’s payment of, and the Executive’s right to, indemnification under this Agreement.

12. Nonexclusivity of Agreement. The rights to indemnification, contribution, and the advancement of Expenses provided to the Executive by this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled under any charter provision, bylaw, agreement, resolution, vote of shareholders or disinterested directors of the Company, or otherwise, including, without limitation, under the Statute as it may then be in effect, both as to acts in his or her official capacity as such executive or other employee or agent of the Company or of an Affiliate or as to acts in any other capacity while holding such office or position, whether or not the Company would otherwise have the power to indemnify, contribute, or advance Expenses to the Executive.

13. Notice to the Company; Defense of Actions.

a. The Executive agrees to promptly notify the Company in writing upon being served with or having actual knowledge of any citation, summons, complaint, indictment, or any other similar document relating to any Action that may result in a claim of indemnification, contribution, or advancement of Expenses hereunder, but the omission so to notify the Company will not relieve the Company from any liability that it may have to the Executive otherwise than under this Agreement unless the Company shall have been irreparably prejudiced by such omission.

b. With respect to any such Action as to which the Executive notifies the Company of the commencement thereof:

(1) The Company shall be entitled to participate therein at its own expense; and

(2) Except as otherwise provided below, to the extent that it may wish, the Company (or any other indemnifying party, including any insurance carrier, similarly notified by the Executive or the Company) shall be entitled to assume the defense thereof, with counsel selected by the Company (or such other indemnifying party) that is reasonably satisfactory to the Executive.

c. After notice from the Company (or such other indemnifying party) to the Executive of its election to assume the defense of an Action, the Company shall not be liable to the Executive under this Agreement for any Expenses subsequently incurred by the Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ his counsel in such Action, but the Expenses of such counsel incurred after notice from the Company (or such other indemnifying party) of its assumption of the defense thereof shall be at the expense of the Executive unless (i) the employment of counsel by the Executive has been authorized by the Company; (ii) the Executive shall have reasonably concluded that there may be a conflict of interest between the

Company (or such other indemnifying party) and the Executive in the conduct of the defense of such Action; or (iii) the Company (or such other indemnifying party) shall not in fact have employed counsel to assume the defense of such Action, in each of which cases the Expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any Derivative Action or any Action as to which the Executive shall have made the conclusion provided for in clause (ii) above.

14. Continuation of Rights and Obligations. Subject to Paragraph 16, the terms and provisions of this Agreement shall continue as to the Executive subsequent to the Termination Date, and such terms and provisions shall inure to the benefit of the heirs, executors, estate, and administrators of the Executive and the successors and assigns of the Company, including, without limitation, any successor to the Company by way of merger, consolidation, or sale or disposition of all or substantially all of the assets or capital stock of the Company. Except as provided herein, all rights and obligations of the Company and the Executive hereunder shall continue in full force and effect despite the subsequent amendment or modification of the Company’s Articles of Incorporation or Bylaws, as such are in effect on the date hereof, and such rights and obligations shall not be affected by any such amendment or modification, any resolution of directors or shareholders of the Company, or by any other corporate action that conflicts with or purports to amend, modify, limit, or eliminate any of the rights or obligations of the Company or of the Executive hereunder.

15. Amendment. This Agreement may only be amended, modified, or supplemented by the written agreement of the Company and the Executive.

16. Assignment. This Agreement shall not be assigned by the Company or the Executive without the prior written consent of the other party hereto, except that the Company may freely assign its rights and obligations under this Agreement to any Affiliate for whom the Executive is serving as an executive thereof; provided, however, that no permitted assignment shall release the Company from its obligations hereunder.

17. Governing Law. All matters with respect to this Agreement, including, without limitation, matters of validity, construction, effect, and performance shall be governed by the internal laws of the State of Florida applicable to contracts made and to be performed therein between the residents thereof (regardless of the laws that might otherwise be applicable under principles of conflicts of law).

18. Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts each of which shall be deemed an original binding the signer thereof against the other signing parties, but all counterparts together shall constitute one and the same instrument. Executed signature pages may be removed from counterpart agreements and attached to one or more fully executed copies of this Agreement.

19. Headings. The headings used in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Severability. If any provision of this Agreement shall be deemed invalid or inoperative, or in the event a court of competent jurisdiction determines that any of the provisions of this Agreement contravene public policy in any way, this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions that are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed on the part of any person, to be modified, amended, or limited, but only to the limited extent necessary to render the same valid and enforceable, and the Company shall indemnify and hold harmless the Executive against Liabilities and reasonable Expenses with respect to any Action to the fullest extent permitted by any applicable provision of this Agreement that shall not have been invalidated and otherwise to the fullest extent otherwise permitted by the Statute as it may then be in effect.

21. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid:

a. If to the Executive, to his or her address as set forth on the signature page below or to such other person or address which the Executive shall furnish to the Company in writing pursuant to the above.

b. If to the Company, to:

Accentia Biopharmaceuticals, Inc.

324 S. Hyde Park Ave. Suite 350

Tampa, FL 33606

Attention: General Counsel

with a copy to:

Foley & Lardner

100 N. Tampa Street, Suite 2700

Tampa, Florida 33602

Attention: Curt P. Creely

or to such other person or address as the Company shall furnish to the Executive in writing pursuant to the above.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

ACCENTIA BIOPHARMACEUTICALS, INC.
(“Company”)

By:
Name:
Title:

EXECUTIVE

Sign:
Name:
Address: